Exhibit 10.1

May 6, 2020

AHG Entertainment Associates, LLC
700 West Morse Blvd, Ste.220, Winter Park, Florida 32789

Attn: Gene Harris

RE: Binding Letter of Intent between Esports Entertainment Group, Inc. and AHG Entertainment, LLC

This term sheet and binding letter of intent (the “Letter of Intent”) sets forth the general terms and conditions for a transaction between AHG ENTERTAINMENT ASSOCIATES, LLC, a limited liability company incorporated under the laws of Florida, USA, with registered address 700 West Morse Blvd, Ste. 220, Winter Park, Florida 32789 together with its wholly owned subsidiaries, the AHG Entities (as defined below), hereinafter referred to collectively as (the “Seller”) and ESPORTS ENTERTAINMENT GROUP, INC., a Nevada corporation with registered address 112 North Curry Street, Carson City, Nevada 89703-4934, USA (the “Buyer”) whereby, the Buyer will purchase, and the Seller will sell, 100% of the outstanding share capital (the “Sale Shares”) of LHE Enterprises Limited (“LHE”), a company incorporated under the laws of Gibralter, a wholly-owned subsidiary of the Seller, (the “Transaction”), pursuant to the terms of a definitive stock purchase agreement. The Transaction will result in Buyer’s purchase of 100% of the ownership of LHE, including the LHE Entities. “LHE Entites” means the following wholly-owned subsidiaries of LHE Enterprises Limited:(i) ARGYLL ENTERTAINMENT AG, a company incorporated under the laws of Switzerland (the “Licensed Company”); (ii) Argyll Productions Limited, a company incorporated under the laws of England and Whales (the “Services Company”); and (iii) Nevada Holdings Limited, reg. no. C65659, a company incorporated under the laws of Malta (the “Maltese Company”). Each of the Buyer and Seller is hereinafter referred to individually as a “Party” and, jointly, as the “Parties”.

The proposed terms of the Transaction are as follows:

1. Definitive Agreement. Consummation of the Transaction as contemplated hereby will be subject to the negotiation and execution of a mutually satisfactory definitive stock purchase and/or merger agreement (the “Definitive Agreement”), setting forth the specific terms and conditions of the Transaction proposed hereby. The closing of the Definitive Agreement (the “Closing”) is subject to the completion by the Buyer of a satisfactory review of the legal, financial and business conditions of LHE and the LHE Entities and the approval of Buyer’s board of directors. The Parties will use their commercially reasonable best efforts to negotiate and execute in good faith the Definitive Agreement by not later than July 3, 2020. The Definitive Agreement will contain, among other standard terms and conditions, including the following provisions:

(a) Buyer will purchase all of the authorized and outstanding shares of LHE for (i) $1,250,000 in cash (the “Cash Payment”); (ii) 650,000 shares of Buyer’s restricted common stock (the “Stock Payment”) and (iii) warrants to purchase up to 1,000,000 shares of Buyer’s common stock (the “Warrants” and, together with the Cash Payment and Stock Payment, the “Purchase Price”).

(i) The Cash Payment shall be paid as follows: (a) $500,000 as a non-redundable advance of the Purchase Price payble upon the the execution of this Letter of Intent and (b) $750,000 due upon Closing of the Transaction.

(ii) The Stock Payment and the Warrants will be issued at closing of the Transaction. The Warants will be exercisable at price of $10.00 per share (the “Exercise Price”). If the price of the common stock of the Buyer remains greater than 125% of the Exercise Price for 20 consecutive business days (the “Trigger Date”), the Seller shall have 60 days from the day after the Trigger Date to exercise the Warrants, after which time they will expire (the “Forced Exercise Provision”), however, notwithstanding the foregoing, the Warrants will expire and shall no longer be exercisable if they have not been exercised by the third anniversary date of the Closing of the Transaction. The Buyer shall be responsible for registering the common stock underlying the Warrants.

(b) Customary representations and warranties.

(c) Customary indemnification provisions.

(d) Final satisfaction or waiver by each party of the following closing conditions (as applicable):

(i)	Due Diligence. Satisfaction by the Company of the results of their respective legal, financial, and operational due diligence of LHE and the LHE Entities. The Buyer will be given an opportunity to conduct a financial audit of LHE and the LHE Entities in accordance with US Generally Accepted Accounting Principles (“US GAAP”). As soon as possible after the signing of this Letter of Intent, the Seller shall provide Buyer and its advisors with reasonable access to all facilities, books, records and other business, financial and other relevant information in relation to LHE and the LHE Entities; all as reasonably requested by the Buyer in order to complete the US GAAP audit.

(ii)	No Conflict. No court or governmental or regulatory authority would have enacted or issued any statute, rule, regulation, judgment, injunction or other order which prohibits the consummation of, or materially adversely affects the anticipated benefits from, the transactions contemplated by the Definitive Agreement and schedules, exhibits, schedules and acillary documents related thereto (collective the “Transaction Documents”).

(iii)	Consents. Obtaining all consents to the transactions contemplated by the Transaction Documents which are required by law, all approvals required under all licenses, leases, loan documents and other material contracts pertaining to the business of LHE and satisfying any and all governmental and regulatory approval or permit or licensing requirements for consummation of the transactions contemplated by the Transaction Documents.

(iv)	Authority. The Transaction and Definitive Agreement shall have been duly authorized and approved by the Company and Seller in accordance with their relevant governing agreements.

2. Conduct of Business.

(a) Prior to the execution of a Definitive Agreement and the Closing of the Transaction, Seller will procure that LHE and the LHE Entities conduct their operations in the ordinary course consistent with past practice and will not issue any capital stock or grant any options or warrants with respect to its capital stock, nor will it make any distributions, dividends or other payments to any affiliate or shareholders.

(b)	Until such time as the Definitive Agreement has been executed and delivered, Buyer will not contact any potential financing sources regarding, or provide to such potential financing sources any information relating to the Seller, LHE or the LHE Entities, this Letter of Intent or the transactions contemplated hereby.

3. Exclusivity. The Seller shall in good faith negotiate exclusively with the Buyer with respect to the Transaction. This exclusivity undertaking shall apply for a period up to and including July 3, 2020 or such later date which the Parties agree upon in writing (the “Exclusivity Period”). During the Exclusivity Period, the Seller shall not directly or indirectly, in relation to the Transaction: (i) solicit or entertain, (ii) negotiate with or in any manner encourage, or (iii) discuss or consider any proposal or offer of any entity or individual other than the Buyer or its affiliates.

4. Expenses and Legal Fees. The Buyer and the Sellers shall pay their own fees and expenses and those of its respective agents, advisors, attorneys and accountants with respect to carrying out due diligence, negotiating this Letter of Intent, the Transaction Documents, and closing the Transaction (“Transaction Fees”). Upon the execution of this Letter of Intent and pending the agreed upon due diligence period, Seller will direct its counsel to commence preparation of the Transaction Documents which Transaction Documents shall be delivered to Buyer in substantively complete format by no later than June 15, 2020.

5. Due Diligence; Confidentiality Agreement. Each Party and its representatives, officers, employees and advisors, including accountants and legal advisors, as applicable, will provide the other party and its representatives, officers, employees and advisors, including accountants and legal advisors, as applicable, with all information, books, records and property (collectively, “Transaction Information”) that such other party reasonably considers necessary or appropriate in connection with its due diligence inquiry. The previously agreed and executed non-disclosure agreement (labelled Mutual Confidentiality Agreement) as detailed in Exhibit A for reference shall remain in force through the termination date hereof and that the terms and conditions of this Letter of Intent shall not in any way result in the reduction or limitation of any damages arising out of any breach of such confidentiality obligations.

6. Public Announcements. Neither party will make any public disclosure concerning the matters set forth in this Letter of Intent or the negotiation of the proposed Transaction without the prior written consent of the other party, which consent shall not be unreasonably withheld. If and when either party desires to make such public disclosure, after receiving such prior written consent, the disclosing party will give the other party an opportunity to review and comment on any such disclosure in advance of public release. Notwithstanding the above, to the extent that either party is advised by counsel that disclosure of the matters set forth in this Letter of Intent is required by applicable securities laws or to the extent that such disclosure is ordered by a court of competent jurisdiction or is otherwise required by law, then such disclosing party will provide the other party, if reasonably possible under the circumstances, prior notice of such disclosure as well as an opportunity to review and comment on such disclosure in advance of the public release.

7. Governing Law. The Letter of Intent shall be governed by the laws of the State of New York without regard to its choice of law provisions.

8. Prior Agreements. This Letter of Intent supersedes any prior agreement regarding the subject matter of this Letter of Intent. Any such prior agreement (other than the Confidentiality Agreement) shall not be effective for any purpose.

9. Miscellaneous.

(a) Assignment. Neither party hereto may assign any of its rights or obligations under this Letter of Intent to any third party without the other party’s prior written consent, except a Party is permitted to assign its rights and obligations under this Letter of Intent to an affiliate of such Party.

(b) Section Headings. Section headings used in this Letter of Intent are for reference purposes only and shall not be construed in the interpretation or construction of this Letter of Intent.

(c) Counterparts. This Letter of Intent may be executed in two or more counterparts and each such counterpart executed shall for all purposes be deemed an original, and all counterparts together shall constitute but one and the same instrument.

10. Termination of Letter of Intent. Either Party may terminate this Letter of Intent for any reason or no reason, upon written notice, at any time on or before July 3, 2020. This Letter of Intent shall automatically terminate upon the earlier of the execution of the Definitive Agreement or July 3, 2020.

11. Closing. The parties will use their commercially reasonable best efforts to enter into the Definitive Agreement by no later than July 3, 2020 and for Transaction Closing to occur on or about November 3, 2020.

12. Representation on Authority of Signatories. The undersigned represent and warrant that they have the authority to execute this Letter of Intent on behalf of their respective party.

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In Witness whereof, this Letter of Intent has been signed digitally by all parties and each party has received a copy of the fully executed Letter of Intent.

THE BUYER	THE SELLER

Esports Entertainment Group, Inc	AHG Entertainment Associates, LLC

Name:	Name:

Exhibit A

Non-Disclosure Agreement

As previously executed (Mutual Confidentiality Agreement)

MUTUAL CONFIDENTIALITY AGREEMENT

AGREEMENT dated               2020

PARTIES:

(1)	ARGYLL ENTERTAINMENT AG a company incorporated under the laws of Switzerland whose registered office is at Bahnhofstrasse 10, 6300 Zug, Switzerland (“Company”); and

(2)	ESPORTS ENTERTAINMENT GROUP, INC, reg. no. E0473092008-2, a limited liability company incorporated under the laws of Nevada, USA, with registered address 112 North Curry Street, Carson City, Nevada 89703-4934, USA (“Partner”).

WHEREAS each party is interested in receiving certain information relating to the business carried on by the other party for the purpose of discussing a potential investment opportunity (the “Purpose”).

1.	In this Agreement:

1.1	“Confidential Information” shall mean:-

(a)	all information of whatever nature relating to the Purpose disclosed or to be disclosed to the Recipient by the Disclosing Party or on its behalf or otherwise learnt by the Recipient from whatever source, whether within the Purpose or from its advisers, customers or suppliers or otherwise;

(b)	all other information of whatever nature relating to the business of the Disclosing Party which might be disclosed to or otherwise learnt by the Recipient during the course of the Disclosing Party disclosing information relating to the Purpose;

(c)	all notes, reports, analyses and reviews of such information made or compiled therefrom by the Recipient or on its behalf;

PROVIDED THAT the expression “Confidential Information” shall not include any such information which:-

(i)	at the time of its disclosure to the Recipient is in the public domain;

(ii)	after its disclosure to the Recipient, comes into the public domain for any reason except through breach by the Recipient of its obligations to the Disclosing Party under this Agreement;

(iii)	the Recipient can demonstrate was lawfully in the Recipient’s possession prior to the disclosure to the Recipient by the Disclosing Party;

(iv)	is hereafter received by the Recipient from a third party who (to the best of the Recipient’s knowledge upon reasonable enquiry in each circumstance) owes no obligation of confidence to the Disclosing Party in relation to the information in question;

(v)	is trivial or obvious or otherwise clearly of a non-confidential nature; and/or

(vi)	is required to be disclosed by an applicable law or order of a court of competent jurisdiction or stock exchange or government department or agency or other regulatory authority to which the Recipient is subject to, whether or not having the force to law provided that any such disclosure shall only be the minimum required to be so disclosed and provided further that prior to such disclosure the Recipient shall consult the Disclosing Party (which shall respond within such reasonable period) as to the proposed form, timing, nature and purpose of the disclosure.

1.2	“Recipient” and “Disclosing Party” shall mean either party in each capacity as appropriate.

2.	NOW IN CONSIDERATION of each party disclosing Confidential Information to each other and agreeing to enter into discussions with each other, and in consideration of each Party giving the undertakings set out in this Agreement the parties hereto agree and undertake as follows that:-

2.1	the Recipient shall keep the Confidential Information strictly confidential and will keep in safe custody all documentation and other papers and all disks, tapes and other media recording or storing the Confidential Information and will not, without the Disclosing Party’s previous written consent, divulge the Confidential Information to any other person, firm or company (except as provided in clause 2.2 below);

2.2	the Recipient shall be entitled to disclose the Confidential Information to those of its directors, officers, senior employees and professional advisers actively and necessarily engaged in considering, evaluating and examining the same (the “Authorised Representatives”). The Recipient shall ensure that the Authorised Representatives are aware of and shall comply with the confidentiality, non-disclosure and other obligations of the Recipient under this Agreement as if they had personally entered into such obligations;

2.3	the Recipient will not, and it will procure that the Authorised Representatives will not, take or make copies of the Confidential Information or any of it, or authorise any other person so to do other than for the purpose of supplying the Confidential Information to the Authorised Representatives; and

2.4	in the event that the Recipient does not proceed with the negotiations with the Disclosing Party, or if the Disclosing Party by written notice to the Recipient requires the Recipient to do so at any time and for any reason, the Recipient will forthwith return to the Disclosing Party all Confidential Information in the possession or control of the Recipient or its Authorised Representatives in so far as the same shall be in tangible form, including all copies thereof. In the case of Confidential Information held on computer or computer media, the Recipient shall, as far as practicable, in either of such events aforesaid cause such Confidential Information to be erased therefrom and, on request by the Disclosing Party, shall certify in writing to the Disclosing Party that it has been so erased or that none of the Confidential Information has been so held.

3.	The Recipient’s obligations of confidence under this Agreement shall continue not withstanding the expiry or termination of this Agreement.

4.	Save as expressly agreed in writing between the parties, each of the parties to this Agreement understands that the Confidential Information does not purport to be all inclusive and that no representation or warranty is made by any person as to the accuracy, reliability or completeness of any of the Confidential Information. Accordingly each of the parties to this Agreement agrees with the other that neither party shall have any liability to the other or any other person resulting from the use of Confidential Information by any person.

5.	Without prejudice to any other rights and remedies the Disclosing Party may have, the Recipient agrees that the Confidential Information is valuable and that damages may not be an adequate remedy for any breach by the Recipient of this Agreement. Accordingly, the Recipient agrees that the Disclosing Party shall be entitled without proof of special damage to the remedies of an injunction and other equitable relief for any actual or threatened breach by the Recipient of this Agreement.

6.	In the event of either party becoming aware of or suspecting any disclosure of all or part of the Confidential Information in breach of this Agreement, the Recipient shall forthwith co-operate with the Disclosing Party in taking any action to limit and remedy the breach. Any such action taken by the Disclosing Party under this paragraph shall be without prejudice to the Disclosing Party’s other rights hereunder.

7.	This Agreement shall be governed by the laws of the State of New York without regard to its choice of law provisions.

8.	The provisions of this Agreement shall apply to Confidential Information supplied to the Recipient by the Disclosing Party in the course of correspondence and discussions occurring as a consequence of this Agreement, and all provisions of this Agreement shall take effect and be interpreted accordingly.

9.	The Parties hereto may introduce each other to individuals, entities, and/or opportunities who/which may represent to the Parties potential gain or benefit, directly or indirectly, now and/or in the future. The Parties hereto intend to be legally bound, and hereby irrevocably agree and guarantee each other that they shall not, directly or indirectly interfere with, circumvent or attempt to circumvent, avoid, by-pass, or obviate each other’s interest, or the interest or relationship between the Parties or avoid directly or indirectly payment of established or to be established fees, commissions, success compensation of any kind, in connection with any on-going or future business.

10.	If any provision of this Agreement shall be held to be illegal or unenforceable, the enforceability of the remainder of this Agreement shall not be affected.

11.	This Agreement shall be binding upon and for the benefit of the undersigned parties, their successors and assigns. Failure or delay to enforce any provision of this Agreement shall not constitute a waiver of any term hereof.

12.	This document contains the entire Agreement between the parties with respect to the subject matter contained herein and supersedes any previous understandings or commitments, oral or written. This Agreement may not be varied except by written agreement of both parties to this Agreement.

13.	This Agreement does not commit either party to enter any proposed venture arising out of the Purpose (or otherwise).

14.	Neither party (without the prior written consent of the other party) can assign this Agreement.

15.	This Agreement may be executed in two counterparts each of which when executed and delivered is an original, but the counterparts together constitute the same document.

16.	Both Parties warrant that they are entitled to enter this Agreement and perform their obligations herein.

EXECUTED under hand the day and year first before written.

Signed by a duly authorised signatory

for and on behalf of

Argyll Entertainment AG by:

Name: Stuart Tilly	Title:	Director

Signed by a duly authorised signatory for and on behalf of
Esports Entertainment Group, Inc by:

Name:	Title: